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                                                                 EXHIBIT 10.9(b)
                                                                 ---------------

                               AMENDMENT AGREEMENT

         AMENDMENT AGREEMENT made as of the 17th day of May 1996 by and between Ekco Group, Inc. (hereinafter "Group") and Donato A. DeNovellis (hereinafter "Executive").

         WHEREAS, a certain employment agreement was entered into between Group and Executive as of May 25, 1995 (the "Agreement"); and

         WHEREAS, the Executive and Group desire to amend the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       The Agreement is hereby amended as follows:

                  1.1 Deleting Section 5.5.3.1 in its entirety and inserting in its the following:

"5.5.3.1 Amounts at the rate of the Adjusted Cash Salary in effect at the date of such termination, payable in the manner specified in Section 3.1.1, for a period of thirty-six (36) months following the date of such termination at the rate of one-twelfth of such Adjusted Cash Salary per month, LESS the amount of any disability insurance proceeds actually paid to or for the benefit of Executive (or his Estate) with respect to such thirty-six (36) months following the date of termination under any disability policy the premiums for which have been paid by Group or any Affiliate. During such thirty-six (36) months following termination of this Agreement as a result of Executive's permanent and total disability, Group shall maintain at Group's sole expense the life insurance policies referred to in the second sentence of
                  Section 3.1.3. and in Section 5.4.1.3 and, in the event of Executive's death during the thirty-six (36) months following such termination, shall pay the death benefit provided for in
                  Section 5.4.1.3 notwithstanding the prior termination of this Agreement as a result of Executive's total and permanent disability, in addition to the life insurance benefits payable to the beneficiaries of the policies referred to in Section
                  3.1.3 which shall be payable in the event of Executive's death during such period of thirty-six (36) months;"


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         2.       The Agreement as amended hereby is hereinafter referred
to as the "Employment Agreement."

         3. This Amendment Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

         4. Except as expressly provided for herein, the Employment Agreement is hereby ratified and confirmed and shall continue in full force and effect.

         5. This Amendment Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed and delivered by its duly authorized officer and its corporate seal to be hereunto affixed and Executive has hereunto set his hand and seal as of the day and year first above written in duplicate originals.

                                              EKCO GROUP, INC.

[Seal]

                                              By:/S/ROBERT STEIN
                                                 -------------------------------
                                              Title: President and CEO
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                                              /S/DONATO A. DeNOVELLIS
                                              ----------------------------------
                                              EXECUTIVE